Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Endurance Specialty Holdings Ltd. for the registration of ordinary shares and to the incorporation by reference therein of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedules of Endurance Specialty Holdings Ltd., and the effectiveness of internal control over financial reporting of Endurance Specialty Holdings Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

June 19, 2014